EXHIBIT 99.1

Intermountain Community Bancorp Reports First Quarter 2011 Results Showing Continued Improvement in Operating Results

SANDPOINT, Idaho, April 19, 2011 (GLOBE NEWSWIRE) -- Intermountain Community Bancorp (OTCBB:IMCB), the holding company for Panhandle State Bank, reported first quarter results with improved net interest margin, lower credit losses and reduced operating expenses producing near break-even performance. The net loss applicable to common shareholders for the first quarter totaled $442,000, or $0.05 per common share, compared to net losses of $1.1 million, or $0.13 per common share in the fourth quarter of 2010, and net losses of $4.7 million, or $0.56 per common share in the first quarter of 2010. Before dividends on preferred stock outstanding, the Company's net income was $1,000 for the first quarter of 2011, compared to net losses of $626,000 in the fourth quarter of 2010, and $4.3 million in the first quarter of 2010.

First Quarter 2011 Highlights (at or for the period ended March 31, 2011, compared to March 31, 2010, or December 31, 2010)

  After the end of the quarter, the Company announced that it has entered into securities purchase agreements with certain accredited investors (the "Investors"), pursuant to which it expects to raise aggregate gross proceeds of $70 million, subject to bank regulatory approvals and confirmations and satisfaction of other customary closing conditions. The Company also plans to conduct a $5 million rights offering after the closing of the capital raise that will allow existing shareholders to purchase common shares at the same purchase price per share as the Investors.
  Net interest margin decreased slightly to 3.89% from 3.97% in the fourth quarter and improved from 3.57% in the first quarter, 2010.
  Low-cost transaction deposits increased by $5.5 million from the fourth quarter. Transaction deposits now comprise 65.38% of total deposits, compared to 61.90% a year ago, as the Company continues to phase out higher cost funding instruments, such as brokered and collateralized certificates of deposit.
  Intermountain reduced its average interest cost on deposits by 6 basis points from the prior quarter and 52 basis points from a year ago.
  The provision for loan losses dropped by $0.6 million in the first quarter to $1.6 million, down from $2.2 million in the fourth quarter, and $6.8 million in the quarter ended March 31, 2010.
  Although increased from the fourth quarter, nonperforming assets (NPAs) have decreased by $12.0 million, or 34.84% from the prior year. At 2.28% of total assets versus 1.59% at year end and 3.20% at March 31, 2010, the Company's NPA/Total Asset ratio continues to be relatively low compared to peer group averages.
  Reserves for potential loan losses stood at $12.5 million, or 2.26% of total loans, compared to $12.5 million, or 2.16% of total loans at year end and $18.3 million, or 2.85% of total loans at the end of the March 2010.
  Loan delinquencies (30 days past due and over) were stable at 0.54% of total loans compared to 0.55% in the fourth quarter of 2010 and 0.33% in the first quarter of 2010.
  The Total Risk Based Capital Ratio improved to an estimated 11.6% from 11.3% at year end and the Tier 1 Leverage Ratio was stable at 6.8% at March 31, 2011.
  Liquidity continues at historically high levels represented by cash and cash equivalents, marketable securities, local deposit growth and borrowing line availability.

"First quarter operating results continued to show encouraging trends for the Company," said Chief Executive Officer Curt Hecker. "We saw Company performance improve to break-even operating levels with stronger margins, lower credit costs and reduced non-interest expense, even during what is traditionally our least robust seasonal quarter."

"Our capital raise announcement represents an important step forward and sets the foundation for our future plans to continue serving our communities through customized relationship banking," Hecker added. "This investor vote of confidence in our Company and the communities we serve reflects well on our market position as a premier community bank in Idaho, Eastern Oregon and Eastern Washington."

Hecker explained that the Company continues to be very active in developing business in all of its markets. "As our local and regional economies gradually improve, we are vigorously cultivating new loan demand in our region and assisting businesses and community organizations to enhance their profitable operations through our targeted Powered by Community initiatives."

Asset Quality

Nonperforming loans totaled $18.7 million at March 31, up from $11.5 million at the end of December, but down from $22.8 million at the end of the same period last year. Total nonperforming assets (NPAs) were $22.4 million at quarter-end, up from $15.9 million at year-end, and down from $34.4 million at March 31, 2010. At quarter end, the ratio of NPAs to total assets was 2.28% versus 1.59% at December 31, 2010 and 3.20% at March 31, 2010. Two credit relationships comprise the bulk of the increase in NPAs since year-end, both of which are expected to be resolved in the near future with no or minimal additional loss. At 0.54%, loan delinquencies (30 days or more past due) were slightly down from 0.55% in the prior quarter and up from the 0.33% rate experienced a year ago.

The same two credit relationships resulted in an increase in classified loans in the first quarter to $61.2 million from $54.1 million at year-end, although the total was down $9.8 million, or 13.8% from a year ago. Classified loans are loans in which the Bank anticipates potential problems in obtaining repayment of principal and interest per the contractual terms, but does not necessarily believe that losses will occur.

"Although we're disappointed that these relationships produced an increase in our NPA and classified numbers in the first quarter, we believe that the overall quality of our credit portfolio has improved significantly over the past year," noted Hecker. "The losses we are now taking, even on these two credits, are much lower than one or two years ago, and our aggressive earlier efforts are paying off in reduced chargeoffs and loss provision numbers now," he added.

The following tables summarize nonperforming assets by type and geographic region, and provide trending information over the prior year.

NPA BY TYPE AND LOCATION March 31, 2011
	North Idaho - Eastern Washington	Magic Valley Idaho	Greater Boise Area	E. Oregon, SW Idaho excluding Boise	Other	Total	% of Loan type to total NPAs
(Dollars in thousands)
Commercial loans	$ 3,098	$ 500	$ 469	$ 330	$ 26	$ 4,423	19.7%
Commercial real estate	2,827	4	440	267	1,397	4,935	22.0%
Commercial construction	46	--	--	--	--	46	0.2%
Land and land development	9,161	42	250	94	166	9,713	43.4%
Agriculture	--	38	150	22	404	614	2.7%
Multifamily	--	--	--	--	--	--	0.0%
Residential real estate	1,593	99	213	125	151	2,181	9.8%
Residential construction	111	--	--	--	--	111	0.5%
Consumer	377	2	--	1	--	380	1.7%
Total	$17,213	$ 685	$1,522	$ 839	$2,144	$22,403	100.0%

Percent of total NPA	76.8%	3.1%	6.8%	3.7%	9.6%	100.0%

NPA BY CATEGORY
(Dollars in thousands)	3/31/2011%		12/31/2010%		3/31/2010%
Commercial loans	$ 4,423	19.7%	$ 3,859	24.2%	$ 5,282	15.3%
Commercial real estate	4,935	22.0%	4,354	27.3%	6,766	19.7%
Commercial construction	46	0.2%	69	0.4%	3,858	11.2%
Land and land development	9,713	43.4%	3,368	21.1%	12,989	37.8%
Agriculture	614	2.7%	582	3.7%	250	0.7%
Multifamily	--	0.0%	--	0.0%	--	0.0%
Residential real estate	2,181	9.8%	3,213	20.2%	4,040	11.8%
Residential construction	111	0.5%	112	0.7%	1,173	3.4%
Consumer	380	1.7%	389	2.4%	21	0.1%
Total NPA	$22,403	100.0%	$15,946	100.0%	$34,379	100.0%

The increase in non-performing land and land development loans during the quarter reflects the addition of the relationships noted above, but is still trending down from the peak levels of a year-and-a-half ago, as the Company has worked aggressively to reduce exposure in this area. Commercial and commercial real estate NPAs are up slightly from year-end, largely reflecting slow seasonal factors, but down from totals a year ago. "Our credit officers and special assets group continue to work aggressively to reduce exposure in our overall portfolio and have already liquidated or resolved the highest risk construction and development loans," Hecker said. "As such, our NPA levels continue to be below many of our peers, allowing us to focus more on future loan growth opportunities."

At $3.7 million, OREO balances continue to trend down, dropping by 16.8% from the prior quarter and 68.1% from March 2010. The Company has sold 17 properties totaling $1.3 million and written off $0.4 million since December 31, 2010, partially offset by the addition of 10 properties totaling $0.9 million for the quarter ended March 31, 2011. A total of 43 properties remained in the OREO portfolio at quarter end, consisting of $1.5 million in construction and land development properties, $0.8 million in commercial real estate properties, and $1.4 million in residential real estate. "We anticipate that OREO balances may temporarily increase in the second quarter, as the Company works to resolve the increased non-performing loan balances," Hecker observed, "but overall the trend has shown strong improvement."

Assets and Loan Portfolio Summary

Assets totaled $981.9 million at March 31, 2011, down slightly from $1.0 billion at December 31, 2010, and from $1.07 billion at March 31, 2010. Net loans receivable of $540.6 million at March 31, 2011 declined 4.0% from the preceding quarter and were down 13.3% year-over-year. Reductions in land development, residential and commercial construction loans totaled $55.8 million, or 41.0% from a year ago, reflecting management's ongoing efforts to reduce these higher-risk assets. Smaller reductions in most other portfolio categories are indicative of the muted economic climate and reduced loan demand from cautious borrowers. Reductions in the agricultural portfolio reflect very strong market conditions, resulting in high profit levels, higher cash levels and lower borrowing needs, although agricultural loan balances did start increasing in March. "We continue to promote responsible loan growth in our communities and work with businesses, farmers and consumers to meet their credit and ongoing business needs," Hecker said.

LOANS BY CATEGORIES
(Dollars in thousands)	3/31/2011	% of total	12/31/2010	% of total	3/31/2010	% of total
Commercial loans	$118,396	21.4%	$122,656	21.3%	$132,137	20.6%
Commercial real estate	169,888	30.7%	175,559	30.5%	175,591	27.3%
Commercial construction	18,579	3.4%	17,951	3.1%	39,663	6.2%
Land and land development	58,086	10.5%	60,962	10.6%	80,795	12.6%
Agriculture	77,098	13.9%	87,364	15.2%	94,883	14.8%
Multifamily	26,253	4.8%	26,417	4.6%	17,796	2.8%
Residential real estate	61,854	11.2%	60,872	10.6%	63,658	9.9%
Residential construction	3,537	0.6%	3,219	0.6%	15,533	2.4%
Consumer	13,014	2.4%	14,095	2.4%	17,068	2.7%
Municipal	6,383	1.1%	6,528	1.1%	4,812	0.7%
Total loans receivable	553,088	100.0%	575,623	100.0%	641,936	100.0%
Net deferred origination fees	8		60		(124)
Allowance for losses on loans	(12,482)		(12,455)		(18,297)
Loans receivable, net	$540,614		$563,228		$623,515
LOAN PORTFOLIO BY LOCATION March 31, 2011
(Dollars in thousands)	North Idaho - Eastern Washington	Magic Valley Idaho	Greater Boise Area	E. Oregon, SW Idaho, excluding Boise	Other	Total	% of Loan type to total loans
Commercial loans	$ 78,505	$ 8,941	$ 10,977	$ 18,076	$ 1,897	$118,396	21.4%
Commercial real estate	113,352	11,644	17,751	16,086	11,055	169,888	30.7%
Commercial construction	7,130	3,306	8,143	--	--	18,579	3.4%
Land and land development	44,605	4,414	5,749	1,777	1,541	58,086	10.5%
Agriculture	1,572	5,074	13,799	54,854	1,799	77,098	13.9%
Multifamily	18,109	--	718	--	7,426	26,253	4.8%
Residential real estate	41,616	5,198	3,153	8,463	3,424	61,854	11.2%
Residential construction	2,565	325	98	549	--	3,537	0.6%
Consumer	7,290	1,380	1,172	2,712	460	13,014	2.4%
Municipal	4,848	1,535	--	--	--	6,383	1.1%
Total	$319,592	$ 41,817	$ 61,560	$ 102,517	$27,602	$553,088	100.0%
Percent of total loans in geographic area	57.8%	7.6%	11.1%	18.5%	5.0%	100.0%

Deposit, Investment Portfolio and Equity Summary

Deposits totaled $767.6 million at March 31, 2011, down from $778.8 million at year-end and $826.0 million at March 31, 2010. The year-over-year reduction was comprised largely of planned decreases of brokered and single-account large retail CD accounts totaling $29.9 million, as the Company focused on reducing its non-core funding and cost of funds. Transaction deposits increased by $5.5 million from year-end, reflecting higher money market balances from core customers. They now represent 65.4% of total deposits, up from 63.7% at year-end and 61.9% at March 31, 2010. Jumbo, brokered and collateralized deposits continued to decline, both in absolute terms and as a percent of the overall portfolio, reflecting the ongoing strategy to build lower cost core deposits.

DEPOSITS
(Dollars in thousands)	3/31/2011	% of total	12/31/2010	% of total	3/31/2010	% of total
Non-interest bearing demand accounts	$168,151	21.9%	$168,519	21.6%	$160,174	19.4%
NOW & Money market accounts	333,757	43.5%	327,891	42.1%	351,117	42.5%
Savings & IRA accounts	75,858	9.9%	75,387	9.7%	78,554	9.5%
Certificates of deposit (CDs)	72,067	9.4%	79,533	10.2%	93,140	11.3%
Jumbo CDs	67,336	8.7%	77,685	10.0%	83,727	10.1%
Brokered CDs	36,899	4.8%	40,899	5.3%	50,428	6.1%
CDARS CDs to local customers	13,573	1.8%	8,919	1.1%	8,866	1.1%
Total Deposits	$767,641	100.0%	$778,833	100.0%	$826,006	100.0%

Available-for-sale investments totaled $173.5 million at March 31, 2011, a decrease of 7.5% from March 31, 2010. The decrease largely reflects paydowns in the Company's mortgage-backed securities portfolio. "While we continue to maintain a conservative cash and investments position, we have recently purchased approximately $40 million in new agency-guaranteed securities that will settle in April to improve overall asset yield," Chief Financial Officer Doug Wright said.

Stockholders' equity totaled $59.1 million at March 31, 2011, compared to $59.4 million at December 31, 2010, and $84.6 million at March 31, 2010. Tangible book value per common share totaled $3.92 compared to $3.96 in the fourth quarter and $5.60 at March 31, 2010. Tangible stockholders' equity to tangible assets was 3.36% compared to 3.31% at year end and 4.42% at the end of the first quarter 2010.

Income Statement Summary

First quarter 2011 net interest income before provision totaled $8.7 million, down from $9.1 million in the fourth quarter, but up from $8.4 million in the first quarter last year. The decrease from fourth quarter reflects continued reductions in asset yields resulting from loan pay downs and reversed interest income on non-accrual loans, partially offset by reductions in interest expense. The increase from last year primarily reflects lower funding costs as rates paid on interest-bearing liabilities have declined significantly.

Net interest margin was 3.89% for the first quarter, compared to 3.97% for the sequential quarter and 3.57% for the same period last year. The slight decrease from the sequential quarter reflects higher balances of low-yielding cash assets and interest reversed on non-performing loans. The increase in margin from a year ago reflects a substantial decrease in the Bank's cost of interest-bearing liabilities, which is now at 0.78% versus 0.87% in the prior quarter and 1.33% in the first quarter of 2010. The continued reduction in the cost of interest-bearing liabilities reflects the strong, low-cost funding mix resulting from the high percentage of local core deposits in the deposit base. "As industry and Company risk subsides, we plan to re-deploy some of the lower yielding cash into high-quality investments and loans," Wright noted. "We've already begun this process with increasing loan balances in March and the purchase of additional marketable securities in April. We will continue to look for more opportunities to assist strong borrowers in growing their businesses in future quarters," he said.

Intermountain recorded a $1.6 million provision for loan losses in the first quarter, down from $2.2 million in the fourth quarter and $6.8 million in the same period a year ago. For the first quarter, net charge-offs (NCOs) were $1.6 million compared to $4.1 million in the prior quarter and $5.1 million in the first quarter of 2010. "Net charge-offs are down significantly as we've already worked many of our problem loans through the credit process," stated Hecker. At March 31, 2011, the allowance for loan losses totaled 2.26% of total loans compared to 2.16% of total loans at December 31, 2010 and 2.85% at March 31, 2010.

Other income in the first quarter of 2011 was $2.7 million, unchanged from $2.7 million in the fourth quarter of 2010, but up from $2.5 million in the same period a year ago. The increase from a year ago reflected higher debit card, trust, investment and secured savings income, which offset lower overdraft fee income.

Operating expenses for the first quarter of 2011 totaled $9.7 million, down $0.4 million from the fourth quarter and $1.8 million from the first quarter last year, as the Company continued to implement its cost reduction plans.  Careful management of staffing led to an $885,000 reduction in compensation expense from the same period last year. Reductions in leased space and depreciation on equipment reduced occupancy expense by $41,000, and lower deposit totals produced the $24,000 reduction in FDIC assessments. Improving asset quality and a much lower OREO balance led to the significant reduction in OREO operations expense over last year. The $83,000 reduction in other expenses reflected Company efforts to improve efficiency in a variety of areas, including computer services, telecommunications, training, legal, marketing, consulting, courier and armored car costs.

"Improving efficiency continues to be a very high priority for us," said Hecker, "and we are making strong and sustained gains in this area. We expect this to be an ongoing process as we refine operations to generate higher revenue levels at a lower overall cost."

Because pre-tax income was near break-even and the Company had previously recorded a non-cash valuation allowance against the Company's deferred tax assets (DTA), it did not record a tax provision for the first quarter. The net deferred tax asset remained stable for the quarter as well, totaling $15.2 million, including an $8.8 million valuation allowance.

Planned Capital Raise

On April 6, 2011, the Company announced that it had entered into securities purchase agreements with certain accredited investors ("Investors"), pursuant to which it expects to raise aggregate gross proceeds of $70 million, subject to bank regulatory approvals and confirmations and satisfaction of other customary closing conditions, through the issuance and sale of 70 million shares of common stock at $1.00 per share. The Company also plans to conduct a $5 million rights offering after the closing of the capital raise that will allow existing shareholders to purchase common shares at the same purchase price per share as the Investors. Certain Investors have agreed, subject to applicable regulatory limitations, to purchase shares any existing shareholders do not purchase in the rights offering. The Company expects to use the proceeds from the capital raise and the rights offering to make capital contributions to and strengthen the balance sheet of the Bank, for other general corporate purposes and as otherwise provided for in the agreements. The Company presently expects the transaction to close in the second quarter.

About Intermountain Community Bancorp:

Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with nineteen banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d'Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.

All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB's shares are quoted on the OTC Bulletin Board, ticker symbol IMCB. Additional information on Intermountain Community Bancorp, and its internet banking services, can be found at www.intermountainbank.com.

The Intermountain Community Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8745

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to the following and the other risks described in the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections, as applicable, of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010; any failure to obtain required regulatory approvals and satisfy other closing conditions under the securities purchase agreements and any resulting inability to complete the issuance and sale of the securities in the manner intended; the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; a continued decline in the housing and real estate market; a continued increase in unemployment or sustained high levels of unemployment; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. Readers are cautioned that forward-looking statements in this release speak only as of the date of this release. The Company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information

This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,	March 31,
	2011	2010	2010
	(Dollars in thousands,
	except per share amounts)
ASSETS

Cash and cash equivalents	$ 160,072	$ 147,956	$ 125,902
Loans receivable, net	540,614	563,228	623,515
Loans held for sale	1,823	3,425	4,970
Investments and asset-backed securities ("ABS") available for sale	173,484	183,081	187,453
Investments and ABS held to maturity	22,188	22,217	15,153
Federal Home Loan Bank of Seattle stock, at cost	2,310	2,310	2,310
Office properties and equipment, net	39,560	40,246	41,761
Goodwill	--	--	11,662
Other intangible assets, net	280	310	407
Bank-owned life insurance	8,854	8,765	8,488
Other real estate owned	3,686	4,429	11,538
Prepaid expenses and other assets	28,002	29,142	41,829
Total assets	$ 980,873	$ 1,005,109	$ 1,074,988

LIABILITIES
Deposits	$ 767,641	$ 778,833	$ 826,006
Advances from Federal Home Loan Bank	34,000	34,000	49,000
Repurchase agreements	92,240	105,116	86,656
Other borrowings	16,527	16,527	16,527
Accrued expenses and other liabilities	11,347	11,280	12,179
Total liabilities	921,755	945,756	990,368

STOCKHOLDERS' EQUITY
Common stock	78,773	78,803	78,581
Preferred stock	25,881	25,794	25,543
Accumulated other comprehensive loss (1)	(1,079)	(1,229)	(4,212)
Accumulated deficit	(44,457)	(44,015)	(15,292)
Total stockholders' equity	59,118	59,353	84,620
Total liabilities and stockholders' equity	$ 980,873	$ 1,005,109	$ 1,074,988

Book value per common share, excluding preferred stock	$ 3.95	$ 4.00	$ 7.04
Tangible Book Value per common share, excluding preferred stock (2)	$ 3.92	$ 3.96	$ 5.60
Shares outstanding at end of period	8,409,730	8,390,877	8,387,496
Stockholders' Equity to Total Assets	6.03%	5.91%	7.87%
Tangible Stockholders' Equity to Tangible Assets (3)	6.00%	5.88%	6.83%
Tangible Common Equity to Tangible Assets	3.36%	3.31%	4.42%

(1) Net of deferred income taxes
(2) Amount represents common stockholders' equity less net goodwill and other intangible assets divided by total shares outstanding.
(3) Amount represents stockholders' equity less net goodwill and other intangible assets divided by assets less net goodwill and other intangible assets.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
	(Dollars in thousands,
	except per share amounts)
Interest income:
Loans	$ 8,335	$ 8,994	$ 9,649
Investments	2,153	2,103	1,967
Total interest income	10,488	11,097	11,616

Interest expense:
Deposits	1,248	1,443	2,390
Borrowings	529	595	807
Total interest expense	1,777	2,038	3,197

Net interest income	8,711	9,059	8,419

Provision for losses on loans	(1,633)	(2,232)	(6,808)
Net interest income after provision for losses on loans	7,078	6,827	1,611

Other income (expense):
Fees and service charges	1,670	1,752	1,681
Loan related fee income	575	775	599
Net gain on sale of securities	--	--	53
Other-than-temporary impairment on investments	--	(222)	(19)
Bank-owned life insurance	89	91	91
Other income	329	290	118
Total other income, net	2,663	2,686	2,523

Operating expenses:
Salaries and employee benefits	4,947	5,089	5,832
Occupancy expense	1,787	1,770	1,828
FDIC assessment	445	451	469
OREO operations	476	501	1,030
Other expenses	2,085	2,328	2,401
Total operating expenses	9,740	10,139	11,560

Income (loss) before income tax benefit	1	(626)	(7,426)
Income tax benefit	--	--	3,117

Net income (loss)	1	(626)	(4,309)

Preferred stock dividend	443	438	419

Net loss applicable to common stockholders	$ (442)	$ (1,064)	$ (4,728)

Loss per share — basic	$ (0.05)	$ (0.13)	$ (0.56)
Loss per share — diluted	$ (0.05)	$ (0.13)	$ (0.56)

Weighted-average common shares outstanding — basic	8,396,495	8,390,877	8,372,315
Weighted-average common shares outstanding — diluted	8,396,495	8,390,877	8,372,315

INTERMOUNTAIN COMMUNITY BANCORP KEY PERFORMANCE RATIOS

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Net Interest Spread:
Yield on Loan Portfolio	6.03%	5.98%	5.96%
Yield on Investments & Cash	2.51%	2.70%	2.65%
Yield on Interest-Earning Assets	4.68%	4.86%	4.92%

Cost of Deposits	0.66%	0.72%	1.18%
Cost of Advances	2.10%	2.10%	2.56%
Cost of Borrowings	1.18%	1.65%	1.88%
Cost of Interest-Bearing Liabilities	0.78%	0.87%	1.33%

Net Interest Spread	3.90%	3.99%	3.59%

Net Interest Margin	3.89%	3.97%	3.57%

Performance Ratios:
Return on Average Assets	0.00%	-0.25%	-1.62%
Return on Average Common Stockholders' Equity	-5.37%	-12.39%	-31.37%
Return on Average Common Tangible Equity (1)	-5.42%	-12.51%	-39.10%
Operating Efficiency	85.63%	86.33%	105.65%
Noninterest Expense to Average Assets	3.98%	4.03%	4.35%

(1) Average common tangible equity is average common stockholders' equity less average net goodwill and other intangible assets.
INTERMOUNTAIN COMMUNITY BANCORP LOAN AND REGULATORY CAPITAL DATA

	March 31,	December 31,	March 31,
	2011	2010	2010
	(Dollars in thousands)
Loan Data
Net Charge-Offs to Average Net Loans (Annual)	1.19%	4.55%	3.24%
Loan Loss Allowance to Total Loans	2.26%	2.16%	2.85%

Nonperforming Assets:
Accruing Loans-90 Days Past Due	$ 1	$ 66	$ 50
Nonaccrual Loans	18,716	11,451	22,791
Total Nonperforming Loans	18,717	11,517	22,841
OREO	3,686	4,429	11,538
Total Nonperforming Assets ("NPA")	$ 22,403	$ 15,946	$ 34,379

NPA to Total Assets	2.28%	1.59%	3.20%
NPA to Net Loans Receivable	4.14%	2.83%	5.51%
NPA to Estimated Risk Based Capital	29.68%	20.96%	36.35%
NPA to Tangible Equity + Allowance for Loan Loss	31.41%	22.30%	37.84%
Loan Delinquency Ratio (30 days and over)	0.54%	0.55%	0.33%

Regulatory Capital (estimated)
Total capital (to risk-weighted assets):
The Company	11.60%	11.32%	12.08%
Panhandle State Bank	12.33%	11.94%	12.36%
Tier 1 capital (to risk-weighted assets):
The Company	10.34%	10.06%	10.82%
Panhandle State Bank	11.08%	10.68%	11.10%
Tier 1 capital (to average assets):
The Company	6.79%	6.83%	7.84%
Panhandle State Bank	7.28%	7.26%	8.11%

CONTACT: Curt Hecker, CEO
         Intermountain Community Bancorp
         (208) 263-0505
         curt.hecker@panhandlebank.com

         Doug Wright, Executive Vice President & CFO
         Intermountain Community Bancorp
         (509) 363-2635
         doug.wright@intermountainbank.com

         Carolyn Shaw, Senior Vice President,
         Risk Manager and Financial Accounting Officer
         Intermountain Community Bancorp
         (509) 944-3888
         carolyn.shaw@intermountainbank.com